Exhibit 10.7

2020 Cash Bonus Plan Summary

Target bonuses for named executive officers of AcelRx Pharmaceuticals, Inc. (the “Company”) under the 2020 Cash Bonus Plan (the “Plan”) will range from 35% to 60% of such executive’s 2020 base salary. The amount of cash bonus, if any, for each named executive officer will be based on both the named executive officer achieving his or her individual performance goals and on the Company meeting the 2020 corporate objectives approved by the Board. The 2020 corporate objectives are primarily related to: the commercialization of DSUVIA®; successful REMS compliance; commercial support for Grunenthal sales efforts of Zalviso® in Europe; continued preparation for potential approval of Zalviso by the United States Food and Drug Administration pending finalization of its new framework for opioid approvals; and other capitalization, financial and business development objectives. The target bonuses for the Company’s named executive officers for 2020 are as follows:

Name	Position	Bonus %
Vincent Angotti	Chief Executive Officer	60%
Pamela Palmer, M.D., Ph.D.	Chief Medical Officer	40%
Raffi Asadorian	Chief Financial Officer	40%
Badri Dasu	Chief Engineering Officer	35%

Mr. Angotti’s cash bonus under the Plan shall be based 100% on the achievement of the 2020 corporate objectives.  The cash bonuses under the Plan for all other named executive officers shall be based 40% on the achievement of his or her individual performance goals, as determined by the Board, and 60% on the achievement of the 2020 corporate objectives. The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals. Mr. Hamel, our former Chief Development Officer, retired from the Company, effective April 3, 2020.